UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2008

Solomon Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50532	52-1812208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 Commerce Drive
Danbury, Connecticut 06810
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (203) 797-9586

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements:

Some of the statements in this report are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions that are not statements of historical fact. You can identify these statements by the following words:

- "may"
- "will"
- "should"
- "estimates"
- "plans"
- "expects"
- "believes"
- "intends"

and similar expressions. We cannot guarantee our future results, performance or achievements. Our actual results and the timing of corporate events may differ significantly from the expectations discussed in the forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. Potential risks and uncertainties that could affect our future operating results include, but are not limited to, the risks described in our Annual Report on Form 10-KSB for the year ended December 31, 2007.

Item 1.01.	Entry into a Material Definitive Agreement,

Effective May 30, 2008, each of the holders of Common Stock Purchase Warrants (“Warrants”) issued in connection with the Company’s Variable Rate Self-Liquidating Senior Secured Convertible Debentures due April 17, 2009 (the “Debentures”) exercised all of their Warrants. The holders exercised these Warrants pursuant to a warrant reduction offer made by the Company that reduced the per share exercise price to $.001 from $.35 and offered to the holders a restricted share of the Company’s common stock, par value $.001 per share (“Common Stock”) for each share of Common Stock to be received upon exercise of the Warrants. The warrant reduction offer was effective only upon receipt by the Company of Notices of Exercise from all holders of Warrants. The holders of the Warrants exercised their warrants on a cashless basis. On June 3, 2008, the Company issued to the holders a total of 5,783,439 shares of Common Stock in connection with the exercise of their Warrants. See Item 3.02.

Item 3.02.	Unregistered Sales of Equity Securities.

On June 3, 2008, the Company issued to the holders of Warrants issued in connection with the Debentures a total of 5,783,439 shares of Common Stock, of which 2,877,189 are restricted. See Item 1.01.

On June 3, 2008, the Company issued 1,668,528 shares of Common Stock to two holders of its Debentures to true-up the May 16, 2008 pre-redemption payments previously made to them.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLOMON TECHNOLOGIES, INC.
(Registrant)

Dated: June 5, 2008	By:	/s/ Peter W. DeVecchis, Jr.
Peter W. DeVecchis, Jr
President